Filed Pursuant to Rule 433

Registration Statement No. 333-149818

April 24, 2008

The Export-Import Bank of Korea (the “Bank”)

MXN 800,000,000 8.61% Notes due 2017 (the “Notes”)

Final Term Sheet

April 23, 2008

Issuer	The Export-Import Bank of Korea

MXN Nominal Amount:	MXN 800,000,000

Format:	The Notes shall constitute a further issuance of, and be fungible with and be consolidated and form a single series with, our MXN 1,000,000,000 8.61% Notes due 2017, which were issued on October 11, 2007. The Notes will be issued under the Bank’s U.S. SEC Registered Program.

Trade Date:	April 23, 2008

Settlement Date:	April 29, 2008, which will be the fourth business day following the date of this final term sheet

Maturity Date:	October 11, 2017

Interest Payment Dates:	Semi-annual payments

Business Day Convention:	Following Business Day

Ratings:	Aa3 by Moody’s / A by S&P / A+ by Fitch

Pricing:	MBono Dec/17 + 100bps

Coupon Rate:	8.61% 30/360, semi-annual on MXN Notional

Issue Price:	99.23022% of the Nominal Amount

Gross Proceeds:	MXN 793,841,760

Underwriting Discounts:	0.20%

Net Proceeds (after deducting underwriting discounts but not estimated expenses):	MXN 792,241,760

Minimum Denominations:	MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof

Settlement Exchange Rate:	All cash flows to be settled in Mexican pesos except in circumstances as set forth in the Preliminary Prospectus Supplement

Lead Manager and Bookrunner:	Merrill Lynch International

Settlement:	Euroclear / Clearstream / Indeval

Business Days:	Mexico City, New York, Seoul, and London

Listing:	International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange

Common Code:	032206921

ISIN:	XS0322069211

Governing Law:	New York

Prospectus:	http://www.sec.gov/Archives/edgar/data/873463/000119312508087505/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

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